Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Stockholders

ING Asia Pacific High Dividend Equity Income Fund

We consent to the use of our report dated February 20, 2007, included herein, and to the references to our Firm under the heading “Independent Registered Public Accounting Firm” in the prospectus and the statement of additional information.

/s/    KPMG LLP

Boston, Massachusetts

February 20, 2007